EXHIBIT 5.1

                                              February 1, 2010

Soko Fitness & Spa Group, Inc.
No.194,Guogeli Street, Harbin,
Heilongjiang Province, China 150001

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-1 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”) filed by Soko Fitness & Spa Group, Inc., a Delaware corporation (the “Company”) . Such Registration Statement relates to the registration for resale by the selling stockholders listed in the prospectus included in the Registration Statement (“Selling Stockholders “) of up to 4,200,000 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”), which consists of up to 2,200,000 issued and outstanding shares of Common Stock (the “Shares”) and 2,000,000 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of outstanding warrants held by certain of the Selling Stockholders (the “Warrants”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon and subject to the foregoing, we are of the opinion that (i) the Warrant Shares have been duly and validly authorized for issuance, and upon receipt of the warrant exercise price in accordance with the terms of the Warrants, and when certificates for the same have been duly executed and countersigned and delivered, the Warrant Shares will be duly and validly issued, fully paid and non-assessable; and (ii) the Shares have been duly authorized, validly issued, fully paid and non-assessable.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations in connection therewith. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

        We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder. This opinion is given as of the effective date of the Registration Statement, and we are under no duty to update the opinions contained herein.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP
Ellenoff Grossman & Schole LLP